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AMERANT BANCORP INC. REPORTS SECOND QUARTER RESULTS

Second Quarter 2019 Net Income Up 23.4% from Second Quarter 2018

CORAL GABLES, FLORIDA, July 26, 2019. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company”) today reported second quarter 2019 net income of $12.9 million and net income of $25.9 million for the six months ended June 30, 2019, 23.4% higher than the $10.4 million reported in the second quarter of 2018 and 30.6% higher than the $19.9 million reported in the six months ended June 30, 2018. Net income per diluted share was $0.30 in the second quarter of 2019, up 20.0% compared to $0.25 per diluted share in the second quarter of 2018. Net income per diluted share for the six months ended June 30, 2019 was $0.60, up 27.7% compared to $0.47 per diluted share for the six months ended June 30, 2018.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were 0.66% and 6.56%, respectively, in the second quarter of 2019, up from 0.50% and 5.57%, in the second quarter of 2018, respectively. ROA and ROE for the latest six months were 0.66% and 6.76%, respectively, compared to 0.47% and 5.31%, respectively, for the first six months of 2018.
“In the second quarter, we continued to build on our earlier successes, achieving significant progress around the transformation strategy and profitability and efficiency initiatives outlined over the past few quarters,” said Millar Wilson, Vice Chairman and Chief Executive Officer of the Company. “Achievements included increasing profitability, successfully launching our new brand across all our markets, divesting non-core loan portfolios, gains in customers’ share of wallet, continued workforce realignments achieving cost savings that began in the fourth quarter of 2018, and calling $25.0 million of our most expensive trust preferred securities. As a result of our efforts to simplify how we manage our business and decrease our foreign loans, we are eliminating our financial statements segment reporting for this quarter and historically. We reached an important milestone in June when we were included in the Russell 2000® Index. Our rebranding will be substantially complete by December 31, 2019, and our workforce realignment finished by year end. We expect that the workforce realignment this year will boost our profitability in future periods. We are pleased with the improvements that we’ve made on all fronts these past six months as we continued to implement our profitability initiatives, and look forward to making Amerant a leading community bank.”

Highlights

The highlights of the most recently ended quarter include:

•
Net income of $12.9 million in the second quarter of 2019, 23.4% higher than the $10.4 million reported in the second quarter of 2018, and net income of $25.9 million for the six months ended June 30, 2019, 30.6% higher than the $19.9 million reported in the six months ended June 30, 2018.

•
Net interest margin, or NIM, was 2.92% in the second quarter of 2019, up from 2.77% in the second quarter of 2018. NIM was 2.94% for the first six months of 2019, up from 2.72% in the same period of 2018.

•
Credit quality remained strong. The Company released $1.4 million from the allowance for loan losses in the second quarter of 2019, compared to a $0.2 million provision in the second quarter of 2018. The ratio of non-performing assets to total assets was 0.41% as of June 30, 2019, unchanged compared to June 30, 2018.

•
Noninterest expense was $52.9 million in the second quarter of 2019, up 0.5% compared to $52.6 million in the same quarter of 2018. Noninterest expenses include expenses associated with restructuring activities, including $3.7 million of staff reduction and rebranding costs in the six months ended June 30, 2019. We had non-tax deductible spin-off costs of $6.0 million in the same period of 2018. Adjusted noninterest expense was $50.2 million in the second quarter of 2019, up 1.5% from $49.4 million in the same quarter of 2018

•	The launch of our new “Amerant” brand across all our major markets in April 2019.

•	Increased share of customer wallet with sales of interest rate cap and swap products, to borrowing customers, reaching a record high.

•
The efficiency ratio was 76.8% (74.1%, as adjusted for rebranding and staff reduction costs) for the six months ended June 30, 2019, compared to 79.9% (75.4% as adjusted for spin-off costs) for the corresponding period of 2018.

•
Announced the redemption of $25.0 million of the Company’s 10.60% and 10.18% trust preferred securities and related junior subordinated debentures. When completed in September, these actions will increase annual pretax net income by approximately $2.6 million, and the Company’s capital ratios will continue to exceed regulatory minimums.

Loans and Deposits
In the second quarter of 2019, we continued the Company’s transition to a community bank focused on our local markets and improved profitability.
Total net loans at June 30, 2019 were $5.8 billion, down 6.4% compared to a year-earlier. However, domestic loans, excluding non-relationship Shared National Credits (“SNCs”), increased 8.0% year over year. Our strategy is to let foreign FI loans mature, and continue to divest SNCs where the Company does not have a direct relationship with the borrower. Our sales teams continued their customer relationship-building efforts to achieve a greater share of deposits, credit and wealth management business from their customers.

Total deposits at June 30, 2019 were $5.8 billion, down 8.5% compared to June 30, 2018. The decreases included declines in foreign deposits, mainly from our Venezuelan resident customers of 4.1% in the most recent quarter and 13.7% since June 30, 2018. In the second quarter of 2019, as living conditions in Venezuela remained difficult, our Venezuelan resident customers continued to rely on their U.S. dollar savings to fund daily living expenses. We continue to proactively focus on growing our core domestic deposits, while seeking to reduce attrition in our valued Venezuelan customers’ deposits, by emphasizing and rewarding strong multi-product relationships. Brokered CDs were slightly higher than the prior quarter. However, they have declined 16.2% since June 30, 2018.

Net Interest Income and Net Interest Margin

Second quarter 2019 net interest income was $53.8 million, down 0.4% compared to $54.0 million in the second quarter of 2018. The slight decrease from the second quarter 2018 was primarily due to a decrease in average balance sheet size of $551.9 million or 6.6%, and higher costs of time deposits, partially offset by increases in higher rate loans. The net interest margin for the second quarter of 2019 was 2.92%, an increase of 15 basis points compared to the second quarter of 2018. The increase in the net interest margin is mainly driven by the Company’s focus on higher-yielding domestic relationship loans.

Net interest income for the six months ended June 30, 2019 was $109.2 million, up 2.4% compared to $106.6 million in the comparable period of 2018. The increase from the first half of 2018 was mainly due to an increase in market interest rates since the comparable period of 2018 and the changing mix of the loan portfolio favoring higher-rate domestic loans. The net interest margin for the first half of 2019 was 2.94%, an increase of 22 basis points compared to the first half of 2018.

Our net interest income and NIM are expected to remain pressured as lower market interest rates are forecast for the rest of 2019. In the second quarter of 2019, $233.9 million of our relationship money market deposit accounts and $121.2 million of our time deposit accounts repriced at overall higher rates compared to the previous quarter. We expect that the costs of new deposits and income on loans may decrease with market rates. Changes in deposit rates may also lag the change in interest rates on our loans and investments.

Noninterest income
In the second quarter of 2019, noninterest income was $14.1 million, down 5.6% compared to the second quarter of 2018. The decline was driven by decreases in income from brokerage, advisory and fiduciary activities. We experienced lower volumes of customer trading in 2019, especially as our foreign customers’ trading in certain Venezuelan securities were halted by U.S. Government sanctions imposed in February 2019. We expect these sanctions to continue to limit our fixed income trading activity for the foreseeable future. Offsetting this trend in the second quarter of 2019 was a $1.0 million gain on the sale of certain municipal bonds. We had realized a $0.9 million gain in the second quarter of 2018 from the early termination of advances from the Federal Home Loan Bank. The decrease in noninterest income of $1.6 million, or 5.6%, in the first half of 2019 compared to the same period of 2018, included lower data processing and other fees due to the phasing out of services provided to the Company’s former parent and its subsidiaries.
The Company’s assets under management and custody, or AUMs, increased $93.4 million, or 5.5%, to $1.79 billion at June 30, 2019 compared to $1.69 billion at March 31, 2019. AUMs at June 30, 2019 were up $79.1 million, or 4.6% over June 30, 2018. These changes mainly reflect improved market values of the AUMs.
Noninterest expense
The second quarter 2019 noninterest expense included $2.7 million of restructuring expenses consisting primarily of rebranding and staff reduction costs incurred in connection with our transformation efforts. The second quarter 2018 noninterest expense included $3.2 million of expenses consisting of legal fees and compensation related expenses incurred in connection with the Company’s spin-off from its former parent, which were non-deductible for federal income tax purposes. Noninterest expense in the second quarter of 2019 included the amortization of the cost of restricted shares granted to select management and staff in December 2018, as a result of the IPO. The total compensation cost related to these restricted shares is expected to be approximately $6.0 million, or $1.5 million per quarter, through 2019, declining to an estimated cost of $2.7 million in 2020 and $1.1 million in 2021.
Restructuring expenses in the six months ended June 30, 2019, consisted of $2.8 million of rebranding expenses and $0.9 million of staff realignment expenses.
We launched “Amerant” as our new brand across all our markets in April 2019. The launch included rebranding of all digital platforms, new signs in most branches and buildings, and a broad campaign through digital and traditional media focused on brand awareness. We expect our rebranding to be substantially completed during the fourth quarter of 2019, and we expect to spend approximately $1.8 million in additional rebranding expenses for the remainder of 2019. In addition, we expect to incur approximately $1.2 million in CAPEX, which will be amortized over the shorter of seven years (the estimated useful life of our signs), the remaining life of owned buildings or the remaining terms of leased facilities.

Credit Quality
Credit quality continues to be strong. The Company’s foreign FI and non-relationship SNC exposures are being reduced as planned. The Company released $1.4 million from the allowance for loan losses during the second quarter of 2019, primarily driven by improved quantitative factors in CRE and domestic commercial loans. Improved quantitative factors were partially offset by additional reserve requirements for an $11.6 million loan relationship that was placed in non-accrual in June 2019, the Company’s credit card portfolio, and for growth in domestic loans. The Company recorded no provision during the first quarter of 2019.
The ratio of non-performing assets to total assets increased to 0.41% at the end of the second quarter of 2019, compared to 0.26% from the end of the first quarter of 2019, but remained flat compared to 0.41% at the end of the second quarter of 2018. The increase in the second quarter of 2019 is mostly due to the deterioration of a total of $11.6 million in a combination of CRE, owner occupied, commercial and residential loans to a South Florida customer whose sales in Puerto Rico have not recovered from Hurricanes Maria and Irma in 2017. The CRE, owner occupied and commercial loans had been classified special mention since June 2018. As of June 2019, all the loans in the relationship were further downgraded and placed in non-accrual.
Approximately 95% of our credit card holders are foreign, mostly Venezuelan, and the card receivables were reflecting the stresses in the Venezuela economy. In April 2019, we revised our credit card program to further strengthen credit quality. We stopped charge privileges to our smallest and riskiest cardholders and required repayment of their balances by November 2019.  Other cardholders’ charge privileges will end in October 2019 and they will be required to repay all balances by January 2020.  We reduced our credit card receivables from $31.2 million at March 31, 2019 to $26.1 million at June 30, 2019 and increased our allowance for loan losses on credit cards by $1.2 million to a total of $6.5 million. We entered into an arrangement with a major U.S.-based global card issuer and began referring our international customers to it in May. We expect to market this program to all our other foreign customers in Fall 2019.  We have a similar referral program with another card issuer for our domestic customers.  These programs will permit us to serve our customers and earn referral fees and a share of interchange revenue without credit risk.
Capital
Stockholders’ equity was $806.4 million at June 30, 2019, up 12.1% compared to $719.4 million at June 30, 2018, mainly driven by net income and other comprehensive income stemming from higher market valuations in the Company’s available for sale investment portfolio. Stockholders’ book value per common share was $18.66 on June 30, 2019 compared to $16.93 a year ago. Tangible stockholders’ book value per common share was $18.18 on June 30, 2019 compared to $16.43 a year ago.
The Company’s capital is strong and well in excess of minimum regulatory requirements to be considered “well-capitalized.” The Company’s capital will continue to exceed regulatory minimums after we complete the redemption of the Company’s 10.60% and 10.18% trust preferred securities and related junior subordinated debentures in September 2019.

Second Quarter 2019 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Friday, July 26th, 2019 at 9:30 a.m. (Eastern Time) to discuss its second quarter 2019 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://investor.amerantbank.com/. The online replay will remain available for a limited time following the call.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers—15 in South Florida and 8 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; loan demand; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest income and margin; yields on earning assets; interest rates (generally and those applicable to our assets and liabilities); credit quality, including loan performance, nonperforming assets, provisions for loan losses, charge-offs, the effects of redemptions of trust preferred securities, rebranding and staff realignment costs and expected savings,the other-than-temporary impairments and collateral values; market trends; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlook” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events.  You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and six month periods ended June 30, 2019 and 2018, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2019, or any other period of time or date.

Explanation of Certain Non-GAAP Financial Measures

Certain financial measures and ratios contained in this press release including “adjusted noninterest expense”, “adjusted net income,” “adjusted net income per share (basic and diluted),” “adjusted ROA”, “adjusted ROE”, “adjusted efficiency ratio,” and other ratios appearing in Exhibits 1 and 2 are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). The Company refers to these financial measures and ratios as “non-GAAP financial measures.”

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in 2018 in connection with the Spin-off and related transactions, and the rebranding and restructuring expenses which began in 2018 and continue in 2019. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Consolidated Balance Sheets
Total assets	$7,926,826	$7,902,355	$8,124,347	$8,435,802	$8,530,464
Total investments	1,650,632	1,701,328	1,741,428	1,791,859	1,812,119
Total net loans (1)	5,755,351	5,684,084	5,858,413	6,089,808	6,149,618
Allowance for loan losses	57,404	60,322	61,762	69,471	69,931
Total deposits	5,819,381	5,888,188	6,032,686	6,189,503	6,363,138
Junior subordinated debentures (2)	118,110	118,110	118,110	118,110	118,110
Advances from the FHLB and other borrowings	1,125,000	1,070,000	1,166,000	1,338,000	1,258,000
Stockholders' equity	806,368	778,749	747,418	727,675	719,382

	Three Months Ended						Six Months Ended June 30,
(in thousands, except per share amounts)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018		2019	2018

Consolidated Results of Operations
Net interest income	$53,789	$55,437	$56,784	$55,633	$53,989		$109,226	$106,622
(Reversal of) provision for loan losses	(1,350)	—	(1,375)	1,600	150		(1,350)	150
Noninterest income	14,147	13,156	11,994	12,950	14,986		27,303	28,931
Noninterest expense	52,905	51,945	54,648	52,042	52,638		104,850	108,283
Net income	12,857	13,071	14,430	11,551	10,423		25,928	19,852
Effective income tax rate	21.51%	21.49%	6.93%	22.69%	35.61%	0.22	21.50%	26.80%

Common Share Data (3)
Tangible stockholders' equity (book value) per common share (4)	$18.18	$17.54	$16.82	$16.63	$16.43		$18.18	$16.43
Basic earnings per common share	$0.30	$0.31	$0.34	$0.27	$0.25		$0.61	$0.47
Diluted earnings per common share	$0.30	$0.30	$0.34	$0.27	$0.25		$0.60	$0.47
Basic weighted average shares outstanding	42,466	42,755	42,483	42,489	42,489		42,610	42,489
Diluted weighted average shares outstanding (5)	42,819	42,914	42,483	42,489	42,489		42,865	42,489
Cash dividend declared per common share (6)	—	—	—	—	—		—	$0.94

	Three Months Ended					Six Months Ended June 30,
(in thousands, except per share amounts and percentages)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	2019	2018
Other Financial and Operating Data (7)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM)(8)	2.92%	2.96%	2.95%	2.83%	2.77%	2.94%	2.72%
Net income / Average total assets (ROA) (9)	0.66%	0.65%	0.70%	0.55%	0.50%	0.66%	0.47%
Net income / Average stockholders' equity (ROE) (10)	6.56%	6.87%	7.88%	6.13%	5.57%	6.76%	5.31%

Capital Indicators
Total capital ratio (11)	14.70%	14.35%	13.54%	12.81%	12.61%	14.70%	12.61%
Tier 1 capital ratio (12)	13.85%	13.48%	12.69%	11.88%	11.67%	13.85%	11.67%
Tier 1 leverage ratio (13)	11.32%	10.83%	10.34%	9.95%	9.87%	11.32%	9.87%
Common equity tier 1 capital ratio (CET1)(14)	12.14%	11.79%	11.07%	10.34%	10.13%	12.14%	10.13%
Tangible common equity ratio (15)	9.93%	9.61%	8.96%	8.40%	8.21%	9.93%	8.21%

Asset Quality Indicators (%)
Non-performing assets / Total assets(16)	0.41%	0.26%	0.22%	0.35%	0.41%	0.41%	0.41%
Non-performing loans / Total loans (1) (17)	0.56%	0.36%	0.30%	0.48%	0.56%	0.56%	0.56%
Allowance for loan losses / Total non-performing loans	175.28%	294.01%	347.33%	233.89%	201.55%	175.28%	201.55%
Net charge-offs / Average total loans (19)	0.11%	0.10%	0.43%	0.14%	0.16%	0.11%	0.07%

Efficiency Indicators
Efficiency ratio (20)	77.87%	75.73%	79.46%	75.88%	76.31%	76.80%	79.88%
Full-Time-Equivalent Employees (FTEs)	839	889	911	948	940	839	940

Adjusted Selected Consolidated Results of Operations and Other Data (21)

Adjusted noninterest expense	$50,169	$51,012	$47,900	$51,766	$49,438	$101,181	$102,245
Adjusted net income	15,005	13,803	19,935	11,970	14,142	28,808	25,831
Adjusted earnings per common share (5)	0.35	0.33	0.47	0.28	0.33	0.68	0.61
Adjusted earnings per diluted common share (5)	0.35	0.32	0.47	0.28	0.33	0.67	0.61

	Three Months Ended					Six Months Ended June 30,
(in thousands, except per share amounts and percentages)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	2019	2018
Adjusted net income / Average total assets (Adjusted ROA) (8)	0.77%	0.69%	0.97%	0.57%	0.67%	0.73%	0.61%
Adjusted net income / Average stockholders' equity (Adjusted ROE) (9)	7.66%	7.25%	10.89%	6.35%	7.56%	7.51%	6.91%
Adjusted efficiency ratio (22)	73.84%	74.37%	69.64%	75.48%	71.68%	74.11%	75.43%
__________________

(1)
Outstanding loans are net of deferred loan fees and costs and net of the allowance for loan losses. At March 31, 2019, total loans include $10.0 million in loans held for sale. There were no loans held for sale at any of the other dates presented.

(2)	In July 2019, the Company called $25.0 million of its 10.60% and 10.18% trust preferred securities and related junior subordinated debentures, which will be redeemed by September 2019.

(3)	The earnings per common share reflect the October 2018 reverse stock split which reduced the number of outstanding shares on a 1-for-3 basis.

(4)	This Non-GAAP financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(5) As of June 30, 2019 and March 31, 2019, potential dilutive instruments included 738,138 unvested shares of restricted stock, including 736,839 shares of restricted stock issued in December 2018 in connection with the Company’s IPO and 1,299 additional shares of restricted stock issued in January 2019. As of June 30, 2019 and March 31, 2019, these 738,138 unvested shares of restricted stock were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted shares outstanding weighted averages than basic shares outstanding weighted averages in the six months ended June 30, 2019, and had a dilutive effect in per share earnings in the first quarter of 2019 and for the six months ended June 30, 2019. We had no outstanding dilutive instruments as of any period prior to December 2018.

(6)	Special cash dividend of $40.0 million paid to the Company’s former parent in connection with the spin-off.

(7)	Operating data for the three and the six month periods presented have been annualized.

(8)
Net interest margin is net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which, yield interest or similar income.

(9)	Calculated based upon the average daily balance of total assets.

(10)	Calculated based upon the average daily balance of stockholders’ equity.

(11)	Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.

(12)	Tier 1 capital divided by total risk-weighted assets.

(13)
Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $114.1 million at each date shown. $25.0 million of these trust preferred securities will be redeemed by September 2019. See footnote 2.

(14)Common Equity Tier 1 (CET 1) capital divided by total risk-weighted assets.

(15)
Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets are included in other assets in the Company’s consolidated balance sheets.

(16)Non-performing assets include all accruing loans past due by more than 90 days, and all nonaccrual loans and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $32.8 million, $20.5 million, and $35.3 million as of June 30, 2019, March 31, 2019, and June 30, 2018, respectively.
(17)Non-performing loans include all accruing loans past due by more than 90 days, and all nonaccrual loans. Non-performing loans were $32.8 million, $20.5 million, and $34.7 million as of June 30, 2019, March 31, 2019, and June 30, 2018, respectively.
(18)Allowance for loan losses was $57.4 million, $60.3 million, and $69.9 million as of June 30, 2019, March 31, 2019, and June 30, 2018, respectively.
(19)Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(20)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(21)This presentation contains adjusted financial information, including adjusted noninterest expenses, and the other adjusted items shown, determined by methods other than GAAP. These adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(22)Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring and spin-off costs, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring and non-deductible spin-off costs. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Six Months Ended June 30,
(in thousands, except per share amounts and percentages)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	2019	2018

Total noninterest expenses	$52,905	$51,945	$54,648	$52,042	$52,638	$104,850	$108,283
Less: restructuring costs (1):
Staff reduction costs	907	—	4,709	—	—	907	—
Legal and strategy advisory costs	—	—	1,176	—	—	—	—
Rebranding costs	1,829	933	400	—	—	2,762	—
Other costs	—	—	110	—	—	—	—
Total restructuring costs	$2,736	$933	$6,395	$—	$—	$3,669	$—
Less spin-off costs:
Legal fees	—	—	353	186	2,000	—	3,000
Additional contribution to non-qualified deferred compensation plan on behalf of participants to mitigate tax effects of unexpected early distribution due to spin-off (2)	—	—	—	—	1,200	—	1,200
Accounting and consulting fees	—	—	—	90	—	—	1,294
Other expenses	—	—	—	—	—	—	544
Total spin-off costs	$—	$—	$353	$276	$3,200	$—	$6,038
Adjusted noninterest expenses	$50,169	$51,012	$47,900	$51,766	$49,438	$101,181	$102,245

Net income	$12,857	$13,071	$14,430	$11,551	$10,423	$25,928	$19,852
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	2,736	933	6,395	—	—	3,669	—
Income tax effect	(588)	(201)	(1,303)	—	—	(789)	—
Total after-tax restructuring costs	2,148	732	5,092	—	—	2,880	—
Plus after-tax total spin-off costs:
Total spin-off costs before income tax effect	—	—	353	276	3,200	—	6,038
Income tax effect (3)	—	—	60	143	519	—	(59)
Total after-tax spin-off costs	—	—	413	419	3,719	—	5,979
Adjusted net income	$15,005	$13,803	$19,935	$11,970	$14,142	$28,808	$25,831

	Three Months Ended,					Six Months Ended June 30,
(in thousands, except per share amounts and percentages)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	2019	2018

Basic earnings per share	$0.30	$0.31	$0.34	$0.27	$0.25	$0.61	$0.47
Plus: after tax impact of restructuring costs	0.05	0.02	0.12	—	—	0.07	—
Plus: after tax impact of total spin-off costs	—	—	0.01	0.01	0.08	—	0.14
Total adjusted basic earnings per common share	$0.35	$0.33	$0.47	$0.28	$0.33	$0.68	$0.61

Diluted earnings per share (4)	$0.30	$0.30	$0.34	$0.27	$0.25	$0.60	$0.47
Plus: after tax impact of restructuring costs	0.05	0.02	0.12	—	—	0.07	—
Plus: after tax impact of total spin-off costs	—	—	0.01	0.01	0.08	—	0.14
Total adjusted diluted earnings per common share	$0.35	$0.32	$0.47	$0.28	$0.33	$0.67	$0.61

Net income / Average total assets (ROA)	0.66%	0.65%	0.70%	0.55%	0.50%	0.66%	0.47%
Plus: after tax impact of restructuring costs	0.11%	0.04%	0.25%	—%	—%	0.07%	—%
Plus: after tax impact of total spin-off costs	—%	—%	0.02%	0.02%	0.17%	—%	0.14%
Adjusted net income / Average total assets (Adjusted ROA)	0.77%	0.69%	0.97%	0.57%	0.67%	0.73%	0.61%

Net income / Average stockholders' equity (ROE)	6.56%	6.87%	7.88%	6.13%	5.57%	6.76%	5.31%
Plus: after tax impact of restructuring costs	1.10%	0.38%	2.78%	—%	—%	0.75%	—%
Plus: after tax impact of total spin-off costs	—%	—%	0.23%	0.22%	1.99%	—%	1.60%
Adjusted net income / Stockholders' equity (Adjusted ROE)	7.66%	7.25%	10.89%	6.35%	7.56%	7.51%	6.91%

Efficiency ratio	77.87%	75.73%	79.46%	75.88%	76.31%	76.80%	79.88%
Less: impact of restructuring costs	(4.03)%	(1.36)%	(9.30)%	—%	—%	(2.69)%	—%
Less: impact of total spin-off costs	—%	—%	(0.52)%	(0.40)%	(4.63)%	—%	(4.45)%
Plus: after-tax net gain on sale of New York building	—%	—%	—%	—%	—%	—%	—%
Adjusted efficiency ratio	73.84%	74.37%	69.64%	75.48%	71.68%	74.11%	75.43%

Stockholders' equity	$806,368	$778,749	$747,418	$727,675	$719,382	$806,368	$719,382
Less: goodwill and other intangibles	(20,969)	(21,005)	(21,042)	(21,078)	(21,114)	(20,969)	(21,114)
Tangible common stockholders' equity	$785,399	$757,744	$726,376	$706,597	$698,268	$785,399	$698,268
Total assets	7,926,826	7,902,355	8,124,347	8,435,802	8,530,464	7,926,826	$8,530,464
Less: goodwill and other intangibles	(20,969)	(21,005)	(21,042)	(21,078)	(21,114)	(20,969)	(21,114)
Tangible assets	$7,905,857	$7,881,350	$8,103,305	$8,414,724	$8,509,350	$7,905,857	$8,509,350
Common shares outstanding	43,205	43,205	43,183	42,489	42,489	43,205	42,489
Tangible common equity ratio	9.93%	9.61%	8.96%	8.40%	8.21%	9.93%	8.21%
Tangible stockholders' book value per common share	$18.18	$17.54	$16.82	$16.63	$16.43	$18.18	$16.43

__________________

(1)
Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(2) The spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution was taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they incurred as a result of the distribution increasing the plan participants' estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended June 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeded the amount of the tax gross-up paid to plan participants.

(3)
Calculated based upon the estimated annual effective tax rate for the periods, which excludes the tax effect of discrete items, and the amounts that resulted from the permanent difference between spin-off costs that are non-deductible for Federal and state income tax purposes, and total spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(4) As of June 30, 2019 and March 31, 2019, potential dilutive instruments included 738,138 unvested shares of restricted stock, including 736,839 shares of restricted stock issued in December 2018 in connection with the Company’s IPO and 1,299 additional shares of restricted stock issued in January 2019. As of June 30, 2019 and March 31, 2019, these 738,138 unvested shares of restricted stock were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at that date, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in diluted shares outstanding weighted averages to be higher than basic shares outstanding weighted averages in six months ended June 30, 2019, and had a dilutive effect in per share earnings in the first quarter of 2019 and for the six months ended June 30, 2019. We had no outstanding dilutive instruments as of any period prior to December 31, 2018.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of net deferred loan origination costs accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,641,686	$66,801	4.75%	$5,707,891	$66,722	4.74%	$5,890,459	$62,448	4.31%
Securities available for sale (2)	1,522,280	10,314	2.72%	1,555,828	10,889	2.84%	1,662,799	11,257	2.74%
Securities held to maturity (3)	82,728	506	2.45%	84,613	586	2.81%	88,811	346	1.57%
Federal Reserve Bank and FHLB stock	65,861	1,066	6.49%	67,461	1,106	6.65%	70,243	1,106	6.45%
Deposits with banks	88,247	539	2.45%	169,811	1,004	2.40%	175,434	759	1.74%
Total interest-earning assets	7,400,802	79,226	4.29%	7,585,604	80,307	4.29%	7,887,746	75,916	3.91%
Total non-interest-earning assets less allowance for loan losses	466,318			477,714			531,294
Total assets	$7,867,120			$8,063,318			$8,419,040

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,207,811	$301	0.10%	$1,262,603	$274	0.09%	$1,417,230	$113	0.03%
Money market	1,143,072	3,997	1.40%	1,158,623	3,717	1.30%	1,225,452	3,086	1.01%
Savings	369,538	17	0.02%	383,425	16	0.02%	431,686	18	0.02%
Total checking and saving accounts	2,720,421	4,315	0.64%	2,804,651	4,007	0.58%	3,074,368	3,217	0.42%
Time deposits	2,314,614	12,740	2.21%	2,422,351	12,553	2.10%	2,371,147	10,172	1.73%
Total deposits	5,035,035	17,055	1.36%	5,227,002	16,560	1.28%	5,445,515	13,389	0.99%
Securities sold under agreements to repurchase	—	—	—%	—	—	—%	423	2	1.90%
Advances from the FHLB and other borrowings(4)	1,071,978	6,292	2.35%	1,101,356	6,205	2.28%	1,173,000	6,511	2.24%
Junior subordinated debentures	118,110	2,090	7.10%	118,110	2,105	7.23%	118,110	2,025	7.04%
Total interest-bearing liabilities	6,225,123	25,437	1.64%	6,446,468	24,870	1.56%	6,737,048	21,927	1.31%
Total non-interest-bearing liabilities	855,874			856,211			933,968
Total liabilities	7,080,997			7,302,679			7,671,016
Stockholders’ equity	786,123			760,639			748,024
Total liabilities and stockholders' equity	$7,867,120			$8,063,318			$8,419,040
Excess of average interest-earning assets over average interest-bearing liabilities	$1,175,679			$1,139,136			$1,150,698
Net interest income		$53,789			$55,437			$53,989
Net interest rate spread			2.65%			2.73%			2.60%
Net interest margin (5)			2.92%			2.96%			2.77%
Ratio of average interest-earning assets to average interest-bearing liabilities	118.89%			117.67%			117.08%

	Six Months Ended June 30,
	2019			2018
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,674,606	$133,523	4.74%	$5,902,893	$122,118	4.18%
Securities available for sale (2)	1,538,961	21,204	2.78%	1,669,607	21,549	2.60%
Securities held to maturity (3)	83,665	1,092	2.63%	89,165	856	1.93%
Federal Reserve Bank and FHLB stock	66,657	2,171	6.57%	70,304	2,045	5.90%
Deposits with banks	127,551	1,543	2.44%	157,391	1,279	1.63%
Total interest-earning assets	7,491,440	159,533	4.29%	7,889,360	147,847	3.78%
Total non-interest-earning assets less allowance for loan losses	473,237			524,074
Total assets	$7,964,677			$8,413,434

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,235,056	$575	0.09%	$1,446,823	$202	0.03%
Money market	1,150,805	7,714	1.35%	1,219,748	5,652	0.93%
Savings	376,443	33	0.02%	438,668	36	0.02%
Total checking and saving accounts	2,762,304	8,322	0.61%	3,105,239	5,890	0.38%
Time deposits	2,368,185	25,293	2.15%	2,323,746	18,872	1.63%
Total deposits	5,130,489	33,615	1.32%	5,428,985	24,762	0.91%
Securities sold under agreements to repurchase	—	—	—%	213	2	1.89%
Advances from the FHLB and other borrowings(4)	1,086,586	12,497	2.32%	1,179,934	12,501	2.13%
Junior subordinated debentures	118,110	4,195	7.16%	118,110	3,960	6.82%
Total interest-bearing liabilities	6,335,185	50,307	1.60%	6,727,242	41,225	1.23%
Total non-interest-bearing liabilities	856,041			938,287
Total liabilities	7,191,226			7,665,529
Stockholders’ equity	773,451			747,905
Total liabilities and stockholders' equity	$7,964,677			$8,413,434
Excess of average interest-earning assets over average interest-bearing liabilities	$1,156,255			$1,162,118
Net interest income		$109,226			$106,622
Net interest rate spread			2.69%			2.55%
Net interest margin (5)			2.94%			2.72%
Ratio of average interest-earning assets to average interest-bearing liabilities	118.25%			117.27%
____________
(1) Average non-performing loans of $24.5 million, $19.8 million and $34.0 million for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and $22.1 million and $32.7 million for the six months ended June 30, 2019 and 2018, respectively, are included in the average loan portfolio, net.

(2)
Includes nontaxable securities with average balances of $122.9 million, $158.0 million and $174.1 million for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and $140.4 million and $175.4 million for the six months ended June 30, 2019 and 2018, respectively. The tax equivalent yield for these nontaxable securities was 4.05%, 4.02% and 4.10% for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and 4.03% and 3.83% for the six months ended June 30, 2019 and 2018, respectively. In 2019 and 2018, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.

(3)
Includes nontaxable securities with average balances of $82.7 million, $84.6 million and $88.8 million for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and $83.7 million and $88.9 million for the six months ended June 30, 2019 and 2018, respectively. The tax equivalent yield for these nontaxable securities was 3.10%, 3.55% and 2.00% for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and 3.33% and 2.45% for the six months ended June 30, 2019 and 2018, respectively. In 2019 and 2018, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.

(4)	The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.

(5)
Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, securities available for sale and held to maturity, deposits with banks and other financial assets, which yield interest or similar income.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Six Months Ended June 30,
	June 30, 2019		March 31, 2019		June 30, 2018		2019		2018
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,341	30.68%	$4,086	31.06%	$4,471	29.83%	$8,427	30.86%	$9,053	31.29%
Brokerage, advisory and fiduciary activities	3,736	26.41%	3,688	28.03%	4,426	29.53%	7,424	27.19%	8,841	30.56%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,419	10.03%	1,404	10.67%	1,474	9.84%	2,823	10.34%	2,918	10.09%
Cards and trade finance servicing fees	1,419	10.03%	915	6.96%	1,173	7.83%	2,334	8.55%	2,235	7.73%
Gain on early extinguishment of FHLB advances	—	—%	557	4.23%	882	5.89%	557	2.04%	882	3.05%
Data processing and fees for other services	365	2.58%	520	3.95%	613	4.09%	885	3.24%	1,494	5.16%
Securities gains, net	992	7.01%	4	0.03%	16	0.11%	996	3.65%	16	0.06%
Other noninterest income (2)	1,875	13.26%	1,982	15.07%	1,931	12.88%	3,857	14.13%	3,492	12.06%
Total noninterest income	$14,147	100.00%	$13,156	100.00%	$14,986	100.00%	$27,303	100.00%	$28,931	100.00%
__________________

(1)	Changes in cash surrender value of BOLI are not taxable.

(2)
Includes rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Six Months Ended June 30,
	June 30, 2019		March 31, 2019		June 30, 2018		2019		2018
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits	$34,057	64.37%	$33,437	64.37%	$34,932	66.36%	$67,494	64.37%	$68,973	63.70%
Occupancy and equipment	4,232	8.00%	4,042	7.78%	4,060	7.71%	8,274	7.89%	7,775	7.18%
Professional and other services fees	3,954	7.47%	3,444	6.63%	5,387	10.23%	7,398	7.06%	11,831	10.93%
Telecommunications and data processing	3,233	6.11%	3,026	5.83%	3,011	5.72%	6,259	5.97%	6,095	5.63%
Depreciation and amortization	2,010	3.80%	1,942	3.74%	1,945	3.70%	3,952	3.77%	4,086	3.77%
FDIC assessments and insurance	1,177	2.22%	1,393	2.68%	1,468	2.79%	2,570	2.45%	2,915	2.69%
Other operating expenses (1)	4,242	8.03%	4,661	8.97%	1,835	3.49%	8,903	8.49%	6,608	6.10%
Total noninterest expense	$52,905	100.00%	$51,945	100.00%	$52,638	100.00%	$104,850	100.00%	$108,283	100.00%
___________
(1) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

Exhibit 6 - Loans

Loans

The loan portfolio consists of the following loan classes:

(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Real estate loans
Commercial real estate
Nonowner occupied	$1,872,493	$1,852,903	$1,809,356	$1,792,708	$1,864,645
Multi-family residential	968,080	878,239	909,439	847,873	858,453
Land development and construction loans	291,304	291,416	326,644	401,339	402,830
	3,131,877	3,022,558	3,045,439	3,041,920	3,125,928
Single-family residential	535,563	535,306	533,481	509,460	514,912
Owner occupied	836,334	801,856	777,022	710,125	653,902
	4,503,774	4,359,720	4,355,942	4,261,505	4,294,742
Commercial loans	1,180,736	1,239,525	1,380,428	1,470,222	1,432,033
Loans to financial institutions and acceptances	25,006	27,985	68,965	310,967	368,864
Consumer loans and overdrafts	103,239	107,208	114,840	116,585	123,910
Total loans	$5,812,755	$5,734,438	$5,920,175	$6,159,279	$6,219,549

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered “troubled debt restructurings”, or “TDRs”.

(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Nonowner occupied	$1,964	$—	$—	$10,244	$10,510
Multi-family residential	657	665	—	—	—
	2,621	665	—	10,244	10,510
Single-family residential	9,432	6,514	6,689	7,047	6,334
Owner occupied	10,528	5,192	4,983	4,808	7,186
	22,581	12,371	11,672	22,099	24,030
Commercial loans	10,032	7,361	4,772	6,461	9,934
Consumer loans and overdrafts	114	37	35	57	42
Total-Non-Accrual Loans	$32,727	$19,769	$16,479	$28,617	$34,006

Past Due Accruing Loans(2)
Real Estate Loans
Single-family residential	$—	$—	$419	$251	$—
Commercial	—	—	—	—	27
Consumer loans and overdrafts	23	749	884	834	663
Total Past Due Accruing Loans	23	749	1,303	1,085	690
Total Non-Performing Loans	32,750	20,518	17,782	29,702	34,696
Other Real Estate Owned	—	—	367	—	558
Total Non-Performing Assets	$32,750	$20,518	$18,149	$29,702	$35,254
__________________

(1)	Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms.

(2)	Loans past due 90 days or more but still accruing.

Loans by credit quality indicators

This tables shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	June 30, 2019				March 31, 2019				June 30, 2018
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Nonowner occupied	$6,251	$1,964	$—	$8,215	$8,285	$—	$—	$8,285	$11,695	$10,510	$—	$22,205
Multi-family residential	—	657	—	657	—	665	—	665	—	—	—	—
	6,251	2,621	—	8,872	8,285	665	—	8,950	11,695	10,510	—	22,205
Single-family residential	—	9,432	—	9,432	—	6,514	—	6,514	42	6,334	—	6,376
Owner occupied	9,476	13,940	—	23,416	12,767	8,632	—	21,399	10,987	9,539	—	20,526
	15,727	25,993	—	41,720	21,052	15,811	—	36,863	22,724	26,383	—	49,107
Commercial loans	5,332	11,490	539	17,361	3,992	9,073	559	13,624	5,759	8,891	2,020	16,670
Consumer loans and overdrafts	—	4,421	—	4,421	—	5,944	—	5,944	—	5,734	—	5,734
	$21,059	$41,904	$539	$63,502	$25,044	$30,828	$559	$56,431	$28,483	$41,008	$2,020	$71,511
__________
(1) There were no loans categorized as “Loss” as of the dates presented.

Exhibit 7 - Deposits by Country of Domicile

This tables shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Domestic	$3,014,269	$2,963,098	$3,001,366	$3,036,296	$3,112,526
Foreign:
Venezuela	2,465,718	2,587,879	2,694,690	2,797,680	2,889,794
Others	339,394	337,211	336,630	355,527	360,818
Total foreign	2,805,112	2,925,090	3,031,320	3,153,207	3,250,612
Total deposits	$5,819,381	$5,888,188	$6,032,686	$6,280,206	$6,363,138